EXHIBIT 3.2

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150301

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

EXEO ENTERTAINMENT, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series A Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Pursuant to the Amended Articles of Incorporation and stockholder consent, the Board of Directors is hereby authorized to amend and fix the designations, preferences, rights and restrictions of the Series A Preferred Stock pursuant to a board resolution. Attached is the First Amended Certificate of Designation for the Series A Preferred Shares. The resolution adopted by the Board of Directors is attached to this Amendment to Certificate of Designation.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS Amend Designation - After
Revised: 3-6-09

FIRST AMENDED CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A CONVERTIBLE
PREFERRED STOCK OF EXEO ENTERTAINMENT, INC.

EXEO ENTERTAINMENT, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), DOES HEREBY CERTIFY THAT:

Pursuant to authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of the Nevada General Corporation Law, the Board, pursuant to a unanimous written consent retroactively effective as of January 14, 2014, adopted the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, of the Series A Convertible Preferred Stock.

WHEREAS, the Amended Articles of Incorporation provides for three classes of shares known as common stock, $0.0001 par value per share (the "Common Stock"), Series A Preferred Stock $0.0001 par value per share (the "Series A Preferred Stock" or "Series A Stock"), and Series B Preferred Stock, $0.0001 par value per share (the "Series B Preferred Stock" or "Series B Stock"); and

WHEREAS, the Board is authorized by the Articles of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series A Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series A Convertible Preferred Stock as follows:

CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, the following terms shall have the following meanings:

A.                "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series A Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg

B.               "Conversion Date" means, for any Conversion, the date specified in the notice of conversion in the form attached hereto (the "Notice of Conversion"), so long as the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., Las Vegas, NV time, on the Conversion Date indicated in the Notice of Conversion. If the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

C.                 "Conversion Price" means the Fixed Conversion Price or the Variable Conversion Price, one or the other in effect as of such date and subject to adjustment as provided herein.

D.               "First Conversion Date" means the earliest of (i) the 180th day following the Issuance Date, (ii) the date any person, group or entity (including the Corporation) publicly announces a tender offer, exchange offer or another transaction to purchase 50% or more of the Corporation's outstanding Common Stock or otherwise publicly announces an intention to replace a majority of the Corporation's Board of Directors by waging a proxy battle.

E.                "Fixed Conversion Price" means $1.50 and shall be the sole conversion price in effect until 36 months after the issuance date.

F.                 "Interest Rate" means the shares will have an annual rate of return of fifteen (15%) percent simple interest over the term thereof, with a maturity date of thirty six (36) months from the Commencement Date of each issuance. Interest shall be paid annually. All principal shall be paid at maturity. Principal may be prepaid at the sole discretion of the Company, without a prepayment penalty.

G.               "Issuance Date" means the date of the closing under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein with respect to the initial issuance of the Series A Preferred Stock (the "Securities Purchase Agreement").

1.                 Designation. The shares of such series of Preferred Stock shall be designated "Series A Convertible Preferred Stock" (referred to herein as the "Series A Stock").

2.                Authorized Number. The authorized number of shares constituting the Series A Stock shall be one million (1,000,000).

3.               This Section Intentionally Left Blank

4.               Liquidation.

(a)                                Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series A Stock shall be entitled, after any distribution or payment is made upon any Senior Securities, to be paid an amount equal to (i) $1.50 per share of Series A Stock, representing the liquidation preference per share of the Series A Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series A Stock) (the "Series A Stock Issue Price"), plus (ii) all accrued and unpaid dividends on the Series A Stock to such date (together with the Series A Stock Issue Price, the "Liquidation Payments"). If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of shares of Series A Stock and Parity Securities shall be insufficient to permit payment in full to the holders of shares of Series A Stock and any Parity Securities of the distributions to which they are entitled, then the holders of all such securities shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Stock and Parity Securities are entitled were paid in full. A consolidation or merger of the Corporation with or into any other corporation or corporations or other entity (other than a merger in which the Corporation is the survivor and the stockholders of the Corporation prior to such merger own more than a majority of the voting securities of the Corporation following such merger), a transaction or a series of related transactions in which the stockholders of the Corporation transfer a majority of the voting securities of the Corporation to any person or a sale, lease or transfer of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution, or winding up of the Corporation as those terms are used in this Section 4; provided, however, that no such consolidation, merger, transaction or series of related transactions that is approved by a vote pursuant to Section 11 hereof shall be deemed to be a liquidation, dissolution or winding up of the Corporation. The Corporation shall provide to holders of shares of Series A Stock thirty (30) days' prior written notice of any such sale, conveyance, exchange, transfer, consolidation or merger.

(b)                               Remaining Assets. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the holders of shares of Series A Stock shall have been paid in full the Liquidation Payments, the remaining assets of the Corporation may be distributed ratably per share in order of preference to the holders of Junior Securities in accordance with their respective terms.

(c)                               Notice of Liquidation. Written notice of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, stating a payment date, the amount of the Liquidation Payments and the place where said Liquidation Payments shall be payable, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the payment date stated therein, to each holder of record of shares of Series A Stock at his post office addresses as shown by the records of the Corporation.

(d)                               Fractional Shares. The Liquidation Payments with respect to each outstanding fractional share of Series A Stock shall be equal to a ratably proportionate amount of the Liquidation Payments with respect to each outstanding share of Series A Stock.

5.                 Conversion.

The holders of shares of Series A Stock shall have the following conversion rights:

(a)                               Conversion. Subject to the limitations set forth below, each share of the Series A Stock shall be convertible at any time after the First Conversion Date in whole but not in part, unless previously redeemed, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the aggregate liquidation preference of the share of Series A Stock being converted by (ii) the Conversion Price upon surrender to the Corporation or its transfer agent of the certificate or certificates representing the Series A Stock to be converted, as provided below, or if the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed, upon the execution and delivery of an agreement satisfactory to the Corporation to indemnify' the Corporation from any losses incurred by it in connection therewith. The conversion rights herein provided shall be apportioned ratably among the holders of the Series A Stock in proportion to the number of shares of Series A Stock owned by such holders.

(b)                               Converted Shares. Any shares of Series A Stock which have been converted shall be cancelled and all dividends on converted shares of Series A Stock shall cease to accrue and the certificates representing shares of Series A Stock so converted shall represent the right to receive such number of shares of Common Stock into which such shares of Series A Stock are convertible. The Board shall at all times, so long as any shares of Series A Stock remain outstanding, reserve a sufficient number of authorized but unissued shares of Common Stock to be issued in satisfaction of the conversion rights and privileges aforesaid.

(c)                               Mechanics of Conversion. In the case of a conversion, before any holder of Series A Stock shall be entitled to convert into shares of Common Stock, the holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or its transfer agent for the Series A Stock, and shall give written notice to the Corporation of the election to convert the same and shall state therein the name or names in which the certificate of certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter and in any case within ten (10) business days of the Corporation's receipt of the notice of conversion, issue and deliver at such office to such holder of Series A Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid; provided that such holder or nominee(s), as the case may be, shall be deemed to be the owner of record of such Common Stock as of the date that written notice is given to the Corporation of such holder's properly completed and executed election to convert and the surrender of the certificates representing the Series A Stock being converted, duly endorsed, at the office of the Corporation or its transfer agent (or an indemnification agreement as set forth in Section 5(c) hereof in case such certificates have been lost, stolen or destroyed). A certificate or certificates will be issued for the remaining shares of Series A Stock in any case in which fewer than all of the shares of Series A Stock represented by a certificate are converted.

(d)                               Issue Taxes. The Corporation shall pay all issue taxes, if any, incurred in respect of the issue of shares of Common Stock on conversion. If a holder of shares surrendered for conversion specifies that the shares of Common Stock to be issued on conversion are to be issued in a name or names other than the name or names in which such surrendered shares stand, then the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such shares of Common Stock to the name of another, and if the appropriate transfer taxes shall not have been paid to the Corporation or the transfer agent for the Series A Stock at the time of surrender of the shares involved, the shares of Common Stock issued upon conversion thereof may be registered in the name or names in which the surrendered shares were registered, despite the instructions to the contrary.

(e)                               Valid Issuance. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, free from preemptive rights and free from all taxes, liens or charges with respect thereto created or imposed by the Corporation.

6.                 Adjustment of Conversion Price. The number and kind of securities issuable upon the conversion of the Series A Stock and the Conversion Price shall be subject to adjustment from time to time in accordance with the following provisions:

(a)                               Reorganization, Reclassification. In the event of a reorganization, share exchange, sale, conveyance, or reclassification, in a transaction or series of related transactions, including where there is a shift in more than fifty percent of the voting power of the Corporation ("Change of Control") other than a change in par value, or from par value to no par value, or from no par value to par value or a transaction described in Section 6(b) below, each share of Series A Stock shall, after such reorganization, share exchange or reclassification, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series A Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series A Stock immediately prior to such reorganization, share exchange or reclassification.

(b)                               Consolidation, Merger. In the event of a merger or consolidation to which the Corporation is a party which results in a Change of Control, each share of Series A Stock shall, after such merger or consolidation, be convertible at the option of the holder into the kind and number of shares of stock and/or other securities, cash or other property which the holder of such share of Series A Stock would have been entitled to receive if the holder had held the Common Stock issuable upon conversion of such share of Series A Stock immediately prior to such consolidation or merger plus all accrued and unpaid dividends on such shares of Series A Stock through the conversion.

7.                Voting Rights. The Series A Stock shall not have voting rights other than as herein described. The holders of shares of Series A Stock shall vote as a separate class on all matters adversely affecting the Series A Stock. The authorization or issuance of additional Common Stock, Series A Stock or other securities having liquidation, dividend, voting or other rights junior to or on a parity with, the Series A shall not be deemed to adversely affect the Series A Stock. In addition to the other voting rights of the holders of the Series A Stock specified herein, for so long as any shares of Series A Stock are outstanding, the Corporation will not, and it will cause its subsidiaries not to, without the affirmative vote, or the written consent pursuant to the Nevada Revised Statutes, of the holders of a majority of the outstanding shares of Series A Stock:

(a)                               amend, waive or repeal any provisions of, or add any provision to, (i) this Certificate or (ii) any provision of the Certificate of Incorporation or By-Laws of the Corporation or any other certificate of designation filed with the Secretary of State of Nevada by the Corporation in a manner that would adversely effect or impair the rights of the holders of the Series A Stock;

(b)                               merge or consolidate with any other corporation, other than a merger in which the Corporation is the survivor and the stockholders of the Corporation immediately prior thereto continue to represent at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation outstanding immediately after such merger or consolidation; or

(c)                               sell or dispose of all or substantially all of the Corporation's assets.

8.                 Redemption or Retirement of referred Stock

The Corporation shall have the right to redeem its Class A preferred stock, or any number of shares thereof, issued and outstanding, at any time by paying to the holders thereof the sum of $5.50 per share plus accrued interest. The Corporation shall have the right at any time to purchase all or any part of its Class A preferred stock issued and outstanding by paying to the respective holders thereof the sum of $5.50 for each share of such stock redeemed together with the amount of such accrued dividends as may have accumulated thereon at the time of redemption.

The Corporation may apply toward the purchase or redemption of preferred stock as herein provided any part of its surplus funds or an amount of its stated capital which shall not be greater than the stated capital represented by the shares purchased or redeemed, but under no circumstances shall the Corporation apply any other funds or any further part of its stated capital toward the purchase or redemption of such stock. The purchase or redemption of any such stock shall not be made where the effect of any such purchase or redemption and application of stated capital thereto shall be to reduce the net assets of the Corporation below the stated capital remaining after giving effect to the cancellation of such shares, or if the Corporation is insolvent or would thereby be made insolvent.

The Board of Directors of the Corporation shall have full power and discretion to select from the outstanding Class A preferred stock of the Corporation particular shares for redemption or purchase, and its proceedings in this connection shall not be subject to attack except for actual and intentional fraud. In all instances, the Board shall have complete authority to determine upon and take the necessary proceedings fully to effect the purchase or redemption of the shares selected for redemption, and the cancellation of the certificates representing such shares. Upon the completion of such proceedings, the rights of holders of the shares of such preferred stock which have been redeemed and called in shall in all respects cease, except that such holders shall be entitled to receive the redemption price for their respective shares.

Whenever any shares such preferred stock of the Corporation are purchased or redeemed as herein authorized, the Corporation may, by resolution of its Board of Directors, retire such shares, and thereupon this Corporation shall, in connection with the retirement of such shares, cause to be filed a certificate of reduction of stated capital.

9.                 Future Preferred Stock Issues. The Corporation may issue one or more additional Series of Preferred Stock without the consent of the holders of Series A Stock, provided, however, that the rights and preferences of such subsequent series of preferred stock as to liquidation, dividends, voting, redemption, and registration rights shall not be superior (but may be pair passu) to those of the Series A Stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of the date listed below, and affirms that this Certificate of Designations is his act and deed and that the statements contained herein are true under penalties of perjury.

EXEO ENTERTAINMENT, INC.

By:	/s/ Robert Scott Amaral	3/21/14
	Robert Scott Amaral	Date
Its CEO

NOTICE OF CONVERSION

(To be executed by the Registered Holder
in order to Convert the Series A Preferred Stock)

The undersigned hereby irrevocably elects to convert ___________ shares of Series A Preferred Stock (the "Conversion"), represented by stock certificate Nos(s).  ____________ (The "Preferred Stock Certificates"), into shares of common stock ("Common Stock") of Exeo Entertainment, Incorporated (the "Corporation") according to the conditions of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designation"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _____________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC Transfer").

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion: __________________

Applicable Conversion Price: ___________

Number of Shares of Common Stock to be Issued: _____________

Signature: _________________________________________

Name: ____________________________________________

Address: _____________________________________________________________________________

UNANIMOUS CONSENT IN LIEU OF AN
ORGANIZATIONAL MEETING OF BOARD OF DIRECTORS OF

Exeo Entertainment, Inc.

The undersigned, being all of the Directors of EXEO Entertainment, Inc. a Nevada Corporation (the "Corporation"), do hereby adopt the following resolutions by written consent in lieu of an organizational meeting of the Directors pursuant to Nevada corporate law, such action to have the same effect as if taken at a duly constituted meeting of the Board of Directors held on January 14, 2014.

RESOLVED, that any and all notice to take any acting in adopting the following resolutions is hereby waived by the undersigned pursuant to the Nevada corporate law.

RESOLVED, that the Amended Articles of Incorporation and Amended Certificate of Designation of Series A Convertible Preferred Stock, attached hereto, are adopted and approved.

RESOLVED, that the proper Officers of the Corporation are hereby authorized to execute and issue Series A and B Convertible Preferred Stock certificates for up to 1,000,000 (one million) shares, each, for a total of $2,000,000 shares. On January 14, 2013, the Series A Preferred were added as a class of securities. The officers of the Company shall offer Series A Preferred Stock for sale to accredited investors through a regulation D private offering of securities. Securities are to be exempt from registration and will be sold through officers and directors only. The officers of the Company shall file Form D with the SEC and the State securities regulators, as required.

RESOLVED, that the form of certificate for Series A and Series B Convertible Preferred Stock of this Corporation, a copy of which is attached hereto, is hereby adopted as the form of stock certificate to be issued to represent such shares of this Corporation.

IN WITNESS WHEREOF, this instrument has been executed by the undersigned as of the aforementioned date to be filed as part of the minutes of the Corporation.

Exeo Entertainment, Inc., a Nevada Corporation

Dated: 3/21/2014

/s/ Robert Scott Amaral	, Director (Robert Scott Amaral)

/s/ Jeffrey Weiland	, Director (Jeffrey Weiland)